EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-92526, No. 333-41333, No. 333-89123, No. 333-112482, and No. 333-131467 on Form S-8 of our reports dated February 29, 2008, relating to the consolidated financial statements and financial statement schedule of Hansen Natural Corporation and subsidiaries (which report on the consolidated financial statements and financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” in 2006) and the effectiveness of Hansen Natural Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Costa Mesa, California

February 29, 2008